Exhibit 99.3

Annual Statement of Compliance and Related Information
First Republic Bank
2510 S. Maryland Parkway
Las Vegas, NV 89109
702-792-5388

The undersigned servicing officer certifies the following to BWT Holdings:

1.	I am an officer of the above-named institution, and I am authorized to issue this Officer’s Certificate;

2.	All premiums for each Hazard Insurance Policy, Flood Insurance Policy (if any) and FHA certificate of Mortgage Insurance (if any) with respect to each Mortgage Loan and each Mortgaged Property have been paid and all such insurance policies are in full force and effect;

3.	All accrued real estate taxes, governmental assessments and any other expenses that if not paid could result in a lien or encumbrance on any Mortgaged Property have been paid, or if any such costs or expenses have not been paid in respect of any Mortgaged Property, the reason for the non-payment and the action the Servicer will take to assure payment are documented and attached hereto;

4.	The officer signing this certificate has reviewed the activities and performance of the Servicer during the preceding fiscal year under the Servicing Agreement throughout such year, or, it there has been a default of failure of the Servicer to perform any of such duties, responsibilities or obligations, a description of each default or failure and the nature and status are documented and attached hereto:

5.	As to each FHA and VA Loan, the Servicer has fulfilled and complied with all obligations and conditions to be fulfilled and complied with by mortgage loan servicers under FHA Regulations and VA Regulations, respectively;

6.	This officer has confirmed that the Fidelity Bond and the Errors and Omissions Insurance Policy are in full force and effect and meet the requirements of the definitions of such terms;

7.	All inspections required by the Servicing Agreement have been made;

8.	The outstanding balance of the servicing portfolio of the Servicer at fiscal year-end is $ ; and

9.	All filings required by any taxing authority for any Mortgage Loan have been completed and delivered as required by applicable law.

Officer Signature  Nancy Segreto  Date 3-24-04

Name and Title   Nancy Segreto   Vice President